Immune Responses, On Cue IPO Presentation © Copyright 2017 Cue Biopharma TM . All rights reserved . Filed pursuant to Rule 433 Registration Statement No. 333 - 220550 December 5, 2017

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. THE ISSUER, ANY SELLING AGENT OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 310 - 526 - 5000. THIS PRESENTATION CONTAINS FORWARD - LOOKING STATEMENTS WHICH ARE BASED ON CERTAIN ASSUMPTIONS AND DESCRIBE OUR FUTURE PLANS, STRATEGIES AND EXPECTATIONS. FORWARD - LOOKING STATEMENTS ARE NEITHER HISTORICAL FACTS NOR ASSURANCES OF FUTURE PERFORMANCE. INSTEAD, THEY ARE BASED ONLY ON OUR CURRENT BELIEFS, EXPECTATIONS AND ASSUMPTIONS REGARDING THE FUTURE OF OUR BUSINESS, FUTURE PLANS AND STRATEGIES, PROJECTIONS, ANTICIPATED EVENTS AND TRENDS, THE ECONOMY AND OTHER FUTURE CONDITIONS. BECAUSE FORWARD - LOOKING STATEMENTS RELATE TO THE FUTURE, THEY ARE SUBJECT TO INHERENT UNCERTAINTIES, RISKS AND CHANGES IN CIRCUMSTANCES THAT ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE OUTSIDE OF OUR CONTROL. OUR ACTUAL RESULTS AND FINANCIAL CONDITION MAY DIFFER MATERIALLY FROM THOSE INDICATED IN THE FORWARD - LOOKING STATEMENTS. THEREFORE, YOU SHOULD NOT RELY ON ANY OF THESE FORWARD - LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE OUR ACTUAL RESULTS AND FINANCIAL CONDITION TO DIFFER MATERIALLY FROM THOSE INDICATED IN THE FORWARD - LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE RISKS AND UNCERTAINTIES DESCRIBED IN THE RISK FACTORS AND IN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SECTIONS OF THE PROSPECTUS FOR THE OFFERING. 2

Targeted Immune Modulation: The Future of Immunotherapy The Cue Biologics TM Platform: A Potentially Disruptive Breakthrough Technology Selective control of immune responses is key to safer and more effective immunotherapies addressing oncology and autoimmune diseases Most current approaches globally activate or globally inhibit the immune system • Most current immuno - oncology therapies do not specifically activate disease - associated T cells and often result in severe dose limiting toxicities with diminished therapeutic benefit • Autoimmune therapies may increase the occurrence of cancers and infectious diseases Targeted T cell modulation provides several potential advantages • Increased patient reach through enhanced efficacy • Ability to develop precision therapeutics for specific diseases • Lowered toxicities as well as long - term side - effects • Safer and more effective combination therapies 3

Turning the Immune System On and Off T cells are responsible for the bulk of the immune response to threats including cancer T Cell T Cell T Cell T Cell T Cell T Cell T Cell T Cell X Antigen Presenting Cell (APC) 2. Stimulatory Signal 1. Antigen Presentation 2. Inhibitory Signal 1. Antigen Presentation APCs target T - cells for expansion or inhibition by means of two signals 1. Antigens presented by MHC molecules provide specificity 2. Stimulatory or Inhibitory signal (mediated by costimulatory receptor - ligand binding) T cell activation/proliferation to attack tumor, bacterial or virus infected cells T cell inhibition/ablation to address autoimmune disease 4

An Engineering Solution to Targeted Immune Modulation Modular design allows for versatility to address cancer and autoimmune diseases Fc CUE Biologic TM Framework Antigen Presentation (Highly targeted) Co - stimulatory ligand(s) (Activating/Inhibitory Signal) Antibody like format (Stability/Manufacturability) T Cell Antigen Presenting Cell (APC) Cue Biologics TM are designed to mimic the natural APC signaling mechanism 1. Antigens presented by MHC molecules provide specificity 2. Stimulatory or Inhibitory signal (mediated by costimulatory receptor - ligand binding) T Cell 5

CUE Biologics TM for Targeted T - cell Modulation • Biologic design platform to modulate specific T cell population - Injectable biologics mimic the natural APC signaling mechanism - One building block, multiple drug iterations • Pre - clinical data demonstrates specific immune response - Human translatability via ex vivo T cell activity assays - Selective T cell expansion and complete responses as a monotherapy - Synergizes with checkpoint inhibitors (anti - PD - 1) • Potential to solve important immunotherapy problems - Targeted and selective to enhance therapeutic benefit and to limit toxicity - Scalable manufacturing and versatility of platform results in potentially broad patient population reach Broad platform for multiple oncology and autoimmune disease applications Tumor T Cell 6

Modular Structure to Rapidly Generate Additional Drugs Rapid validation for additional disease indications, e.g., multiple cancers • Expandable platform – develop framework first - Different antigens on validated framework creates new drugs - Rapid validation for additional disease indications • Exchangeable peptide drives value creation - Once drug framework is clinically validated, provides validation to pipeline - Cost - efficiencies and streamline development lowers pipeline development risk - Reduced time - to - clinic Antigen 2 MART1 Antigen 1 HPV E7 Fc 7

Human Ex Vivo Assays: A Potential Paradigm Shift in Drug Development Potentially powerful tool for demonstrating preclinical proof of mechanism and proof of concept + Extract Blood from Patients Isolate T cells Add Cue Biologic to T cells Assay Selective Activation and Expansion Traditional drug discovery efforts are slow and rely heavily on preclinical animal models which are not always predictive of clinical outcomes Cue Biopharma TM is developing a highly - efficient translational approach to drug discovery • Drug candidates are screened against patient blood for selective activation (or ablation) of disease associated T cells • We believe the ability to rapidly assay activity of drug constructs on human T cells can allow for decreased costs, increased productivity and greater insights for clinical trial design 8

Validating Drug Candidates for Cancer Through Ex Vivo Assays

Potential candidates are assessed by four main metrics prior to selection

Killing

Assay Type: Monitoring markers of degranulation, Specific lysis assay, patient xenograft assay

Clinically Informs: PK/PD model of safety and efficacy.

EXpansion

Assay Type: Drug induced antigen specific cell growth (FACS), Healthy controls and Patient Samples

Clinically Informs: PK/PD model of safety and efficacy.


E
K
A
EX

Engagement

Assay Type: Direct cell binding, Receptor binding

Clinically Informs: Specificity of binding, Receptor occupancy, PK/PD model of safety and efficacy

Activation

Assay Type: Activity assays (pSTAT), Monitoring Surface Molecules (FACS), Cytokine Release (Elispot)

Clinically Informs: PK/PD model of safety and efficacy.

9

CUE-101 is Exemplary of Our Approach in Oncology

Current lead oncology drug candidate is designed to direct select T cells against HPV+ cancers

Rationale

- HPV+ cancers affect ~25,000 Americans annually
- E7 protein is a tumor specific driver of oncogenesis and the epitope is highly immunogenic
- Therapeutic profile of IL-2 is well characterized and familiar to regulatory agencies and physicians

Therapeutic Design



HLA-A*-0201 / HPV E7 pMHC
(T cell Targeting)
2x mutated huIL-2
(Stimulatory Signal)
Fc
CUE-101

10

Developing CUE Biologic Frameworks for Autoimmune Diseases Two potential mechanisms of action Fc CUE Biologics TM MHC Class I CTL TCR Targeting Co - stimulatory ligand(s) (Inhibitory Signal) Fc CUE Biologics TM MHC Class II Treg TCR Targeting Co - stimulatory ligand(s) ( Treg Induction Signal) Directly deplete disease associated T cells Generate T - regulatory cells ( Tregs ) to inhibit disease associated T cells 11

Our First Partnership Speeding Autoimmune Development Strategic Research Collaboration and License Agreement Agreement Focused on Development of Next - Generation Biologics to Selectively Modulate T Cell Activity for the Treatment of Autoimmune Diseases 12

Management Team Dan Passeri , M.Sc., J.D. President and CEO Kenneth Pienta , M.D. Acting Chief Medical Officer Ronald D. Seidel III, Ph.D. Co - Founder and EVP, Head of R&D Rodolfo J. Chapparo , Ph.D. Co - Founder and EVP, Head of Immunology Mary Simcox , Ph.D. VP of Translational Biology 13

Independent Directors and Scientific Advisory Board Peter Kiener , Ph.D. – Chairman Current CSO at Sucampo Pharmaceuticals, Inc. Former CSO of Ambrx Inc., and President and Co - founder of Zyngenia Inc., Also held senior leadership roles at MedImmune LLC, the global biologics arm of AstraZeneca. Barry Simon, M.D. President and COO of NantKwest . Formerly held various senior level executive and advisory positions at Roche Labs, F. Hoffmann - La Roche, Connetics Corp., Immunomedics , Immusol , NorthSound Capital, LLC, and HealthPro BioVentures . Steven McKnight, Ph.D. Principal Investigator at UT Southwestern Medical Center. Co - founder and Director of Biology at Tularik , Inc., co - founder and board member for Cumbre , Inc., and Peloton Therapeutics. Steven Almo , Ph.D. – Co - Founder and Chair Chairman of the Department of Biochemistry at Albert Einstein College of Medicine Kenneth Pienta , M.D. Donald S. Coffey Professor of Urology, Professor of Oncology, Pharmacology and Molecular Sciences at Johns Hopkins University. Hidde Ploegh , Ph.D. Member of the Program in Cellular and Molecular Medicine at Boston Children’s Hospital David Baker, Ph.D. Professor of Biochemistry and Director of the Institute for Protein Design at the University of Washington. Jacques Banchereau , Ph.D. Director of Immunological Sciences at the Jackson Laboratory Karolina Plaucka , M.D., Ph.D. Professor of Immunology at the Jackson Laboratory Independent Directors Scientific Advisory Board 14

The IPO • Between $40 - $60MM at $7.50 per share • Pre - Money Valuation Approximately $80MM based on 10.7MM shares outstanding pre - offering • Best Effort Offering – Subscription Form and Wire to Escrow Agent • Begin Trading on NASDAQ approximately 3 days after closing • Trading Symbol - CUE NASDAQ - CUE 15

Use of Proceeds We believe the net proceeds from this offering will be sufficient to allow us to: • Complete IND - enabling studies for our lead product candidate, file such IND and initiate the Phase I trial for that candidate; • Identify, optimize and nominate one additional drug candidate for immuno - oncology; • Optimize drug scaffold for the treatment of autoimmune indications through the generation of T regulatory cells in vivo ; and • Continue to advance our drug discovery platform technologies, including funding to proof of concept of viraTope ™, our T cell epitope discovery platform. 16

Driving Value • Continue development of pipeline of CUE - 100 series • Further development and refinement of ex vivo assay capabilities • Develop proof of concept in auto - immune program with Merck • Complete IND - enabling studies for our lead product candidate, file IND and initiate Phase 1 trial for that candidate • Develop additional key partnerships with other pharma companies and key opinion leaders • Develop strategy with new FDA guidelines to create rapid/efficient path to approval for our CUE Biologics TM platform Key Initiatives for 2018 17

Immune Responses, On Cue THANK YOU! www.cuebio.com © Copyright 2016 Cue Biopharma . All rights reserved .